Filed pursuant to Rule 433
Free Writing Prospectus
June 4, 2025
Registration No. 333-274474

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Ad · www.franklintempleton.com

EZBC | Franklin Bitcoin ETF | Bitcoin the EZ way

Bitcoin exposure without the hassle of buying bitcoin directly - that's EZBC. Convenient and cost-effective, lowering the barrier of entry into the crypto market.

Franklin Bitcoin ETF • Simplified access • Credibility • Emerging opportunity

Digital assets
See how Franklin Templeton Digital Assets delivers new ways to invest.

Make crypto EZ
Tap into new opportunities with our suite of digital assets ETPs.

Main Ad

Alt Headlines:

Crypto the EZ way
BTC the EZ way
Crypto exposure
Bitcoin exposure
Crypto exposure simplified
Bitcoin exposure simplified
Emerging opportunity
Simplified access
Digital assets
Franklin Templeton

Alt Descriptions:

All for the low cost of just 19 bps.
Tap into an emerging asset class still early in its adoption cycle.

Landing Page – see next page

Sitelinks (Landing pages are for reference only)

Digital assets
https://www.franklintempleton.com/about-us/our-teams/specialist-investment-managers/digital-assets

Make crypto EZ
https://www.franklintempleton.com/strategies/make-crypto-ez

EZBC Paid search ads

FRANKLIN TEMPLETON

Landing page with fund prospectus ***(for reference only, separately reviewed)***

https://www.franklintempleton.com/strategies/prospectus-franklin-bitcoin-etf



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Franklin Bitcoin ETF
Bitcoin exposure without the hassle of buying bitcoin directly - all for the low cost of just 19 bps. That's EZBC.
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The Fund is not an investment company registered under the Investment Company Act of 1940 (1940 Act), and therefore is not subject to the same regulatory requirements as mutual funds or ETFs registered under the 1940 Act. The Fund is not a commodity pool for purposes of the Commodity Exchange Act (CEA) and accordingly is not subject to the regulatory protections afforded by the CEA.
Franklin Distributors, LLC - Marketing Agent for the fund
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Filed pursuant to Rule 424(b)(3)
Registration No. 333-274474
PROSPECTUS
Franklin Templeton Digital Holdings Trust—Shares of Franklin Bitcoin ETF

The Fund has filed a registration statement (including a prospectus) with the Securities and Exchange Commission ("SEC") for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Fund has filed with the SEC, when available, for more complete information about the Fund and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at sec.gov or by visiting franklintempleton.com.